Exhibit 99.1

Investor Contact: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600 chendrickson@capitalsenior.com

       FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Revenue and CFFO Stabilize in Fourth Quarter

Recent Lease Terminations and Transactions Strengthen Financial Foundation

Provides Business Update in Response to COVID-19

DALLAS – March 31, 2020 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, announced today operating and financial results for the fourth quarter and full year ended December 31, 2019.

“During 2019, we put in place the operational discipline necessary to improve the business for the long term, and as a result, we are pleased to report that our operating performance stabilized in the fourth quarter,” said Kimberly S. Lody, President and Chief Executive Officer. “Specifically, we have improved the quality of our products and services, upgraded our management talent, improved our data and systems, and enhanced the efficiency and effectiveness of our operational processes. In addition, we have strengthened the Company’s financial foundation through the sale of non-core communities and the accretive early terminations of our master leases with Healthpeak, Ventas and Welltower. All of these actions will improve our operating performance going forward, reduce our debt and lease liabilities, and significantly enhance our financial flexibility and resilience.”

Ms. Lody continued, “As the COVID-19 pandemic continues to unfold, we are relentlessly focused on the safety and wellbeing of our residents, employees and caregivers. This is, and will remain, our highest priority. We are taking all precautionary safety measures, following guidance from the CDC and other government authorities, and focusing on prevention and education to keep our communities safe. We are closely monitoring updates from federal, state, and local sources and will continue to evolve our response as we receive new information.”

COVID-19 Business Update

At the onset of the COVID-19 pandemic, the Company’s operations teams swiftly implemented comprehensive protocols and best-practices across the portfolio based on guidance from the Centers for Disease Control as well as federal, state and local authorities.  All communities have executed risk-mitigation actions, such as restricting access and assessing the health status of every person entering the communities, including the Company’s employees, all visitors, and all outside service providers.

Through mid-March 2020, the Company delivered results in line with its expectations. Although in-person community tours have now slowed, the Company is relying on its virtual tours, social media and other electronic means to continue engaging with prospective residents and their families. New

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residents continue to move in, but at a lower rate than in recent months, and the level of move-outs is also trending lower.  The Company expects to recognize increases in labor costs due to the need for premium labor to supplement staffing, and increases in costs for medical supplies.  To offset the COVID-related expenditures, the Company has reduced spending on non-essential supplies, travel costs and all other discretionary items, and has ceased all non-critical capital expenditure projects.  The Company will continue to monitor these trends and conditions while working to mitigate the potential impact on its revenues, expenses and liquidity.

The company is evaluating the CARES stimulus bill, and plans to apply relevant provisions of the bill to the fullest extent possible.

Recent Highlights

•	Revenue stabilized in the fourth quarter of 2019 at $108.7 million, consistent with the revenue contribution for like communities in the third quarter of 2019.
•	Adjusted CFFO was $(1.4) million in the fourth quarter of 2019 as compared to $(1.2) million in third quarter of 2019.
•

On October 1, the Company sold two non-core independent living communities for approximately $64.8 million, generating $14.8 million in net cash proceeds and eliminating $44.4 million of mortgage debt.

•	On October 22, the Company entered into an agreement with Healthpeak for the early termination of an underperforming nine-community master lease scheduled to mature in October 2020.
•

In the first quarter of 2020, the Company reached agreements with Healthpeak, Ventas, and Welltower for early terminations of its Master Leases. When the transitions are complete, the agreements are expected to improve the Company’s cash flow by approximately $22.0 million and all related lease liabilities, which were approximately $253.0 million at December 31, 2019, will be eliminated.

•	The Company announces that it expects to close today on the sale of a non-core community in Indiana that results in approximately $6.9 million in net cash proceeds.

Full Year Results

The Company reported net loss of $36.0 million for the year ended December 31, 2019.

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR and Adjusted CFFO for full year 2019 were $121.4 million and $8.1 million, respectively. Adjusted CFFO for full year 2019 includes a negative net impact of $2.0 million related to the Company’s adoption of the new lease accounting standard (“ASC 842”) effective January 1, 2019. There was no impact on Adjusted EBITDAR related to the adoption of the new lease standard.

Financial Results - Fourth Quarter

For the fourth quarter of 2019, the Company reported revenue of $108.7 million, compared with revenue of $115.1 million in the fourth quarter of 2018.  The disposition of three communities during 2019 accounted for $3.2 million of the decrease.   Total occupancy in the fourth quarter of 2019 was 80.7%, a decrease of 250 basis points as compared to the fourth quarter of 2018, and monthly average rent was $3,662, an increase of 0.4% as compared to the fourth quarter of 2018.

Operating expenses for the fourth quarter of 2019 were $78.7 million, an increase of $2.7 million, or

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3.5%, from the fourth quarter of 2018.  The increase was mostly due to increases in advertising and promotion, repairs and maintenance, supplies, service contracts and employee vacation expense related to an adjustment to the Company’s paid time off accrual.  These increases were partially offset by a decrease in expenses of $1.8 million in the fourth quarter of 2019 due to the disposition of the three communities in 2019.  Also, the Company did not have any business interruption credits related to the Company’s two communities impacted by Hurricane Harvey in the fourth quarter of 2019 but had credits of $0.7 million in the fourth quarter of 2018.

General and administrative expenses for the fourth quarter of 2019 were $5.8 million versus $9.6 million in the fourth quarter of 2018. Excluding transaction and conversion costs in both periods (including $4.0 million in separation and placement costs in the fourth quarter of 2018 primarily associated with the Company’s former CEO), general and administrative expenses increased $0.8 million in the fourth quarter of 2019 versus the fourth quarter of 2018.  As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 5.5% in the fourth quarter of 2019.

Loss from operations for the fourth quarter of 2019 was $8.8 million as compared to $3.1 million in the fourth quarter of 2018. Net income was $10.2 million for the fourth quarter of 2019, including a $38.8 million gain on the sale of two non-core communities.

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the fourth quarter of 2019 was $25.7 million and Adjusted CFFO was $(1.4) million. Adjusted CFFO for the fourth quarter of 2019 includes a negative net impact of $0.5 million related to the Company’s adoption of the new lease accounting standard (“ASC 842”) effective January 1, 2019.  There was no impact on Adjusted EBITDAR related to the adoption of the new lease standard.

Same Community Results

Same community results exclude two previously noted communities undergoing lease-up or significant renovation and conversion, the two Houston communities impacted by Hurricane Harvey which are also in lease-up, and the three communities the Company disposed of during 2019. Same-community results also exclude certain conversion costs.

Same-community revenue in the fourth quarter of 2019 decreased 3.6% versus the fourth quarter of 2018.  Same-community occupancy in the fourth quarter was 81.4%, a decrease of 290 basis points as compared to the fourth quarter of 2018 and average monthly rent was $3,664, a decrease of 0.2% as compared to the fourth quarter of 2018.

Same-community operating expenses increased 5.0% in the fourth quarter of 2019 versus the fourth quarter of 2018.  Same store labor costs, including benefits, increased 2.7%, food costs increased 1.9%, and utilities increased 0.7%. Advertising and promotion, repairs and maintenance, supplies, and service contracts also contributed to the overall increase in operating expenses.  Same-community net operating income decreased 19.8% in the fourth quarter of 2019 when compared with the fourth quarter of 2018.

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Sales of Senior Living Communities

As previously announced, the Company closed on the sale of two non-core communities located in Springfield, Missouri, and Peoria, Illinois, on October 1, 2019, at a purchase price of $64.8 million.  The transaction resulted in approximately $14.8 million in net cash proceeds.  The two communities consisted of 314 independent living units and had CFFO contribution of $2.5 million in 2019 prior to the sale. With the sale of these two communities, the Company also eliminated $44.4 million of mortgage debt and avoided significant near-term capital expenditures.

The Company announces that it expects to close today on the sale of an additional non-core community in Merrillville, Indiana, with expected net proceeds of approximately $6.9 million. The community consists of 213 assisted living and memory care units, and had CFFO contribution of approximately $0.2 million in 2019.

Balance Sheet and Liquidity

The Company ended the fourth quarter with $37.1 million of cash and cash equivalents, including restricted cash. As of December 31, 2019, the Company financed its owned communities with mortgages totaling $926.5 million, at interest rates averaging 4.8%. The majority of the Company’s debt is at fixed interest rates excluding three bridge loans totaling approximately $83.0 million, all with maturities in the fourth quarter of 2021, and approximately $50 million of long-term variable rate debt under the Company’s Master Credit Facility. The earliest maturity date for the Company’s fixed-rate debt is in 2022.

The Company has taken significant steps to strengthen its liquidity and currently expects its cash on hand and cash flow from operations to be sufficient for working capital and to fund the Company’s capital expenditures.

Q4 2019 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s 2019 fourth quarter and full year 2019 financial results on Tuesday, March 31, 2020, at 10:00 a.m. Eastern Time. To participate, dial 323-794-2093, and use confirmation code 3219928. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com .

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 31, 2020 at 1:00 p.m. Eastern Time, until April 8, 2020 at 1:00 p.m. Eastern Time.  To access the conference call replay, call 719-457-0820, confirmation code 3219928.  The conference call will also be made available for playback via the Company’s corporate website at https://www.capitalsenior.com/investor-relations/conference-calls/.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income/(Loss) and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

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Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income/(Loss) and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business.  Adjusted Net Income/(Loss) and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net income/(loss) to Adjusted Net Income/(Loss) and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows. This is included on the last page of this press release.

About the Company

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 125 communities are home to more than 11,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming.  Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place.  For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 or chendrickson@capitalsenior.com.

Press Contact Susan J. Turkell at 303-766-4343 or sturkell@capitalsenior.com.

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CAPITAL SENIOR LIVING

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share data)

	December 31,
	2019	2018
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,975	$31,309
Restricted cash	13,088	13,011
Accounts receivable, net	8,143	10,581
Federal and state income taxes receivable	72	152
Property tax and insurance deposits	12,627	13,173
Prepaid expenses and other	5,308	5,232
Total current assets	63,213	73,458
Property and equipment, net	969,211	1,059,049
Operating lease right-of-use assets, net	224,523	—
Deferred taxes, net	76	152
Other assets, net	10,673	16,485
Total assets	$1,267,696	$1,149,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,382	$9,095
Accrued expenses	46,227	41,880
Current portion of notes payable, net of deferred loan costs	15,819	14,342
Current portion of deferred income	7,201	14,892
Current portion of financing obligations	1,741	3,113
Current portion of lease liabilities	45,988	—
Federal and state income taxes payable	420	406
Customer deposits	1,247	1,302
Total current liabilities	129,025	85,030
Deferred income, net of current portion	—	8,151
Financing obligations, net of current portion	9,688	45,647
Lease liabilities, net of current portion	208,967	—
Other long-term liabilities	—	15,643
Notes payable, net of deferred loan costs and current portion	905,637	959,408
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:	—	—
Authorized shares — 15,000; no shares issued or outstanding
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 31,441 and 31,273 in 2019 and 2018, respectively	319	318
Additional paid-in capital	190,386	187,879
Retained deficit	(172,896)	(149,502)
Treasury stock, at cost — 494 shares in 2019 and 2018	(3,430)	(3,430)
Total shareholders’ equity	14,379	35,265
Total liabilities and shareholders’ equity	$1,267,696	$1,149,144

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenues:
Resident revenue	$108,688	$115,098	$447,100	$460,018
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	78,739	76,052	306,786	294,661
General and administrative expenses	5,752	9,638	27,518	26,961
Facility lease expense	14,315	14,036	57,021	56,551
Loss on facility lease termination	—	—	—	—
Provision for bad debts	1,583	736	3,765	2,990
Stock-based compensation expense	951	1,825	2,509	8,428
Depreciation and amortization expense	16,105	15,933	64,190	62,824
Total expenses	117,445	118,220	461,789	452,415
Income (loss) from operations	(8,757)	(3,122)	(14,689)	7,603
Other income (expense):
Interest income	48	48	221	165
Interest expense	(12,074)	(12,623)	(49,802)	(50,543)
Write-off of deferred loan costs and prepayment premiums	(4,746)	(12,772)	(4,843)	(12,623)
Long-lived asset impairment	(3,004)	—	(3,004)	—
Gain (Loss) on disposition of assets, net	38,830	18	36,528	28
Other income	(1)	1	7	3
Loss before benefit (provision) for income taxes	10,296	(28,450)	(35,582)	(55,367)
Benefit (Provision) for income taxes	(77)	2,159	(448)	1,771
Net income (loss)	$10,219	$(26,291)	$(36,030)	$(53,596)
Per share data:
Basic net income (loss) per share	$0.34	$(0.88)	$(1.19)	$(1.80)
Diluted net income (loss) per share	$0.34	$(0.88)	$(1.19)	$(1.80)
Weighted average shares outstanding — basic	30,342	29,908	30,263	29,812
Weighted average shares outstanding — diluted	30,412	29,908	30,263	29,812
Comprehensive income (loss)	$10,219	$(26,291)	$(36,030)	$(53,596)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(unaudited, in thousands)

	Common Stock		Additional Paid-In	Retained	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total
	(In thousands)
Balance at January 1, 2017	30,012	305	171,599	(51,556)	(3,430)	116,918
Restricted stock unit conversions	3	—	0	—	—	0
Restricted stock awards	490	5	(4)	—	—	1
Stock-based compensation	—	—	7,864	(182)	—	7,682
Net loss	—	—	—	(44,168)	—	(44,168)
Balance at December 31, 2017	30,505	310	179,459	(95,906)	(3,430)	80,433
Restricted stock awards	768	8	(8)	—	—	—
Stock-based compensation	—	—	8,428	—	—	8,428
Net loss	—	—	—	(53,596)	—	(53,596)
Balance at December 31, 2018	31,273	318	187,879	(149,502)	(3,430)	35,265
Adoption of ASC 842	—	—	—	12,636	—	12,636
Restricted stock awards	168	1	(2)	—	—	(1)
Stock-based compensation	—	—	2,509	—	—	2,509
Net loss	—	—	—	(36,030)	—	(36,030)
Balance at December 31, 2019	31,441	$319	$190,386	$(172,896)	$(3,430)	$14,379

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except per share data)

	Year Ended December 31,
	2019	2018
	(in thousands)
Operating Activities
Net loss	$(36,030)	$(53,596)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,190	62,824
Amortization of deferred financing charges	1,612	1,709
Amortization of deferred lease costs and lease intangibles, net	—	849
Amortization of lease incentives	—	(2,074)
Deferred income	1,078	(1,391)
Deferred taxes	157	(2,245)
Operating lease expense adjustment	(5,243)	—
Lease incentives	—	3,376
Write-off of deferred loan costs and prepayment premiums	4,843	12,623
(Gain) Loss on disposition of assets, net	(36,528)	(28)
Long-lived assets impairment	3,004	—
Provision for bad debts	3,765	2,990
Stock-based compensation expense	2,509	8,428
Changes in operating assets and liabilities:
Accounts receivable	(1,326)	(3,173)
Property tax and insurance deposits	545	1,213
Prepaid expenses and other	(1,013)	1,100
Other assets	(500)	1,350
Accounts payable	(715)	1,294
Accrued expenses	4,343	1,129
Federal and state income taxes receivable/payable	14	23
Deferred resident revenue	579	561
Customer deposits	(55)	(92)
Net cash provided by operating activities	5,229	36,870
Investing Activities
Capital expenditures	(20,306)	(21,965)
Proceeds from disposition of assets	68,084	57
Net cash provided by (used in) investing activities	47,778	(21,908)
Financing Activities
Proceeds from notes payable	37,499	208,841
Repayments of notes payable	(95,077)	(204,093)
Cash payments for financing obligations	(1,516)	(3,151)
Deferred financing charges paid	(1,170)	(3,263)
Net cash provided by (used in) financing activities	(60,264)	(1,666)
Increase (Decrease) in cash and cash equivalents	(7,257)	13,296
Cash and cash equivalents and restricted cash at beginning of year	44,320	31,024
Cash and cash equivalents and restricted cash at end of year	$37,063	$44,320
Supplemental Disclosures
Cash paid during the year for:
Interest	$47,614	$49,225
Income taxes	$505	$555

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Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q4 19	Q4 18	Q4 19	Q4 18	Q4 19	Q4 18
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	80	83	10,293	10,767	7,849	8,245
Leased	46	46	5,756	5,756	4,413	4,409
Total	126	129	16,049	16,523	12,262	12,654

Independent living			6,543	6,879	4,387	4,961
Assisted living			9,506	9,644	7,875	7,693
Memory Care			-	-	-	-
Total			16,049	16,523	12,262	12,654

II. Percentage of Operating Portfolio
Consolidated communities
Owned	63.5%	64.3%	64.1%	65.2%	64.0%	65.2%
Leased	36.5%	35.7%	35.9%	34.8%	36.0%	34.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			40.8%	41.6%	35.8%	39.2%
Assisted living			59.2%	58.4%	64.2%	60.8%
Memory Care			0.0%	0.0%	0.0%	0.0%
Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes four owned communities being repositioned/ leased up)

Selected Operating Results	Q4 19	Q4 18
I. Owned communities
Number of communities	76	79
Resident capacity	9,774	10,248
Unit capacity	7,405	7,801
Financial occupancy (1)	83.0%	86.1%
Revenue (in millions)	65.9	71.4
Operating expenses (in millions) (2)	48.0	47.7
Operating margin	27%	33%
Average monthly rent	3,572	3,546
II. Leased communities
Number of communities	46	46
Resident capacity	5,756	5,756
Unit capacity	4,413	4,409
Financial occupancy (1)	78.8%	81.7%
Revenue (in millions)	40.0	41.5
Operating expenses (in millions) (2)	26.8	25.4
Operating margin	33%	39%
Average monthly rent	3,831	3,838
III. Consolidated communities
Number of communities	122	125
Resident capacity	15,530	16,004
Unit capacity	11,818	12,210
Financial occupancy (1)	81.4%	84.5%
Revenue (in millions)	105.8	112.9
Operating expenses (in millions) (2)	74.8	73.0
Operating margin	29%	35%
Average monthly rent	3,666	3,648
IV. Communities under management
Number of communities	122	125
Resident capacity	15,530	16,004
Unit capacity	11,818	12,210
Financial occupancy (1)	81.4%	84.5%
Revenue (in millions)	105.8	112.9
Operating expenses (in millions) (2)	74.8	73.0
Operating margin	29%	35%
Average monthly rent	3,666	3,648
V. Same Store communities under management
Number of communities	122	122
Resident capacity	15,530	15,530
Unit capacity	11,818	11,817
Financial occupancy (1)	81.4%	84.3%
Revenue (in millions)	105.8	109.7
Operating expenses (in millions) (2)	75.3	71.7
Operating margin	29%	35%
Average monthly rent	3,664	3,670
VI. General and Administrative expenses as a percent of Total Revenues under Management
Current Quarter (3)	5.5%	4.5%
Year to Date (3)	5.1%	4.4%
VII. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total fixed rate debt	793,217	851,631
Total variable rate mortgage debt	133,253	130,016
Weighted average interest rate	4.75%	4.83%

(1) - Financial occupancy represents actual days occupied divided by total number of available days during the quarter.

(2) - Excludes management fees, provision for bad debts and transaction and conversion costs.

(3) - Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Adjusted EBITDAR
Net loss	10,219	(26,291)	(36,030)	(53,596)
Depreciation and amortization expense	16,105	15,933	64,190	62,825
Stock-based compensation expense	951	1,825	2,509	8,428
Facility lease expense	14,316	14,035	57,022	56,551
Provision for bad debts	1,583	736	3,765	2,990
Interest income	(48)	(48)	(221)	(165)
Interest expense	12,074	12,773	49,802	50,543
Write-off of deferred loan costs and prepayment premiums	4,649	12,623	4,746	12,623
Long-lived asset impairment	3,004		3,004
Write down of asset held for sale	-	-	-	-
Gain on disposition of assets, net	(38,830)	(18)	(36,528)	(28)
Other expense (income)	-	(1)	(7)	(3)
Provision for income taxes	77	(2,159)	448	(1,771)
Casualty losses	883	1,184	2,868	1,951
Transaction and conversion costs	311	635	2,657	1,866
Employee placement and separation costs	487	4,091	3,073	4,745
Employees benefit reserve adjustment	(100)	(142)	(100)	548
Communities excluded due to repositioning/lease-up	48	73	163	168
Adjusted EBITDAR	$25,729	$35,249	$121,361	$147,675
Adjusted revenues
Total revenues	$108,688	$115,098	$447,100	$460,018
Communities excluded due to repositioning/lease-up	(1,538)	(1,332)	(5,441)	(5,581)
Adjusted revenues	$107,150	$113,766	$441,659	$454,437
Adjusted net loss and Adjusted net loss per share
Net income (loss)	10,219	(26,291)	(36,030)	(53,596)
Casualty losses	883	1,184	2,868	1,951
Transaction and conversion costs	311	654	2,674	1,958
Employee placement and separation costs	487	4,091	3,073	4,745
Employees benefit reserve adjustment	(100)	(142)	(100)	548
Write-off of deferred loan costs and prepayment premiums	4,649	12,623	4,746	12,623
Write down of asset held for sale	-	-	-	-
Gain on disposition of assets, net	(38,830)	(18)	(36,528)	(28)
Loss on facility lease termination	3,004	-	3,004	-
Tax impact of Non-GAAP adjustments (25%)	7,374	(4,598)	5,041	(5,449)
Deferred tax asset valuation allowance	(6,955)	3,287	3,821	9,543
Communities excluded due to repositioning/lease-up	650	686	2,620	2,682
Adjusted net loss	$(18,308)	$(8,524)	$(44,811)	$(25,023)
Diluted shares outstanding	30,412	29,908	30,263	29,812
Adjusted net income (loss) per share	$(0.60)	$(0.29)	$(1.48)	$(0.84)
Adjusted CFFO
Net income (loss)	10,219	(26,291)	(36,030)	(53,596)
Non-cash charges, net	(12,452)	28,165	39,516	83,684
Operating lease payment adjustment to normalize lease commitments	-	-	(910)	-
Recurring capital expenditures	(1,136)	(1,186)	(4,581)	(4,746)
Casualty losses	883	1,184	2,868	1,951
Transaction and conversion costs	311	654	2,674	1,958
Employee placement and separation costs	487	4,091	3,073	4,745
Employee benefit reserve adjustments	(100)	(142)	(100)	548
Communities excluded due to repositioning/lease-up	412	441	1,623	1,570
Adjusted CFFO	$(1,376)	$6,916	$8,133	$36,114